UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2022

CrowdStrike Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38933	45-3788918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

206 E. 9th Street, Suite 1400 Austin, TX	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 512-8906

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0005 par value	CRWD	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 12, 2022, the Board of Directors (the “Board”) of CrowdStrike Holdings, Inc. (the “Company”) granted Burt Podbere, the Company’s Chief Financial Officer, a special award of 115,000 performance stock units (“PSUs”) under the CrowdStrike Holdings, Inc. 2019 Equity Incentive Plan (the “EIP”) in recognition of the significant potential impact Mr. Podbere is anticipated to make toward achieving the Company’s strategic and business goals going forward, as well as his instrumental role in the Company’s achievements to date (the “Special PSU Award”). The Special PSU Award is designed to provide both multi-year retention incentives and to align Company strategy and achievement of business and operating objectives with long-term stockholder value creation. We believe that a payout of the Special PSU Award at or above the threshold performance level would result in significant value realized by our stockholders over the performance period due to the rigorous stock price hurdles applicable to the Special PSU Award, as described below.

The Special PSU Award is comprised of four equal tranches of PSUs, each of which will be earned and will vest upon the satisfaction of both a performance-based vesting condition and a service-based vesting condition. The performance condition applicable to the PSUs will be earned based on the Company’s achievement of specified stock price hurdles, as set forth in the table below and subject to anti-dilution adjustments, during the performance period beginning on the date of grant and ending on January 31, 2027. Achievement of the applicable stock price hurdle for any PSU tranche will occur on the date that the Company certifies that the average closing price per share of the Company’s Class A common stock during any 45 consecutive trading days during the performance period exceeded the applicable stock price hurdle for such tranche. Such achievement will be reviewed, and any certifications will be made, within 30 days after the end of each fiscal quarter of the Company. Any PSUs for which the applicable stock price hurdle is not achieved prior to the end of the performance period will be forfeited in their entirety.

The service condition applicable to each tranche of PSUs will be satisfied in installments as follows, subject to Mr. Podbere’s continued employment with the Company through each applicable vesting date: (i) 50% of the PSUs underlying the applicable tranche will service vest on the first anniversary of the vesting commencement date applicable to such tranche of PSUs, as set forth in the table below; and (ii) the remaining PSUs with respect to such tranche will thereafter service vest in four equal quarterly installments of 12.5%.

Tranche	Stock Price Hurdle (per share)	Service Vesting Commencement Date
1	$320.00	February 1, 2022
2	$370.00	February 1, 2023
3	$425.00	February 1, 2024
4	$490.00	February 1, 2025

In the event of a “change in control” (as defined in the EIP), any tranche of PSUs for which the stock price hurdle has not previously been satisfied will be deemed earned to the extent the price per share (plus the value of any other consideration received by the Company’s stockholders) pursuant to such change in control transaction equals or exceeds the stock price hurdle applicable to such tranche of PSUs. If the transaction price falls between any two price hurdles, a pro rata portion of the tranche of PSUs that is subject to the higher of such two price hurdles will be deemed earned using linear interpolation, and any other PSUs for which the applicable stock price hurdle is not achieved will be forfeited in their entirety. To the extent any of the earned PSUs have not yet satisfied the service condition as of the date of the change in control, such PSUs will remain outstanding and eligible to service vest based on, and subject to, Mr. Podbere’s continued employment following the date of the change in control.

In the event Mr. Podbere’s employment is terminated for any reason, any unvested portion of the Special PSU Award will be forfeited in its entirety.

The foregoing summary of Mr. Podbere’s Special PSU Award is qualified in its entirety by the terms of the Special PSU award agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits.  The following exhibit is filed as part of this Form 8-K:

10.1	Performance Unit Agreement with Burt Podbere, dated January 12, 2022, under the CrowdStrike Holdings, Inc. 2019 Equity Incentive Plan
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdStrike Holdings, Inc.

Date: January 14, 2022	/s/ Cathleen Anderson
Cathleen Anderson
General Counsel